CONSENT OF INDEPENDENT ACCOUNTANTS

We have issued our reports dated January 25, 2002 accompanying the financial statements of Lucky 1 Enterprises, Inc. (formerly Golden Nugget Exploration, Inc.) ("the Company") appearing in the 2001 Annual Report of the Company to its shareholders and accompanying the schedules included in the Annual Report on Form 20-F for the year ended December 31, 2001 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton

Grant Thornton LLP

CHARTERED ACCOUNTANTS

Richmond, BC
October 3, 2002